Exhibit 10.3

Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of March 12, 2024, between Inpixon, a Nevada corporation (the “Company”), and the purchaser identified on the signature page hereto (the “Purchaser”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.2.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally open for use by customers on such day.

“Certificate of Designation” means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of the State of Nevada, in the form of Exhibit A attached hereto.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchaser’s obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived, but in no event later than the second (2nd) Trading Day following the date hereof.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” means up to 1,428.5714 shares of the Company’s Series 9 Convertible Preferred Stock issued in accordance with the terms hereof having the rights, preferences and privileges set forth in the Certificate of Designation, in the form of Exhibit A hereto.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Regulation FD” means Regulation FD promulgated by the Commission pursuant to the Exchange Act, as such Regulation may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Regulation.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(d).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof.

“Securities” means the Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Stock).

“Stated Value” means $1,050 per share of Preferred Stock.

“Subscription Amount” means the aggregate amount to be paid by the Purchaser for the Preferred Stock purchased hereunder as specified below the Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any significant subsidiary of the Company as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Certificate of Designation, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Computershare Trust Company, N.A., the current transfer agent of the Company, with a mailing address of 250 Royall Street, Canton, MA 02021 and a facsimile number of (866) 519-2854, and any successor transfer agent of the Company.

ARTICLE II.
PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchaser agrees to purchase $1,500,000 in Stated Value of Preferred Stock for an aggregate Subscription Amount of $1,500,000 at a purchase price of $1,000 per share. The Purchaser shall deliver to the Company the Subscription Amount, via wire transfer of immediately available funds and the Company shall deliver to the Purchaser the shares of Preferred Stock and the Company and the Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur by electronic communication between the parties and their counsel.

2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a certificate or book entry evidence from the Company’s Transfer Agent evidencing a number of shares of Preferred Stock equal to the Subscription Amount, registered in the name of the Purchaser and evidence of the filing and acceptance of the Certificate of Designation from the Secretary of State of the State of Nevada; and

(iii) the Company’s wire instructions;.

(b) On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by the Purchaser; and

(ii) the Subscription Amount, by wire transfer of immediately available funds.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the Closing Date of the representations and warranties of the Purchaser contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Purchaser to the Company of the Subscription Amount; and

(iv) the delivery by the Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b) The obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement; and

(iv) there shall have been no Material Adverse Effect with respect to the Company since the date hereof.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser:

(a) Organization and Qualification. The Company is an entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. in the Company is not in violation or default of any of the provisions of its articles of incorporation or bylaws. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) a consent by XTI Aircraft Company to the extent required by that certain Agreement and Plan of Merger, dated July 24, 2023 and amended from time to time, among the Company, XTI Aircraft Company and Superfly Merger Sub Inc., and (ii) such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(e) Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a) Organization; Authority. The Purchaser is an individual or an entity validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by the Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Purchaser. Each Transaction Document to which it is a party has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Understandings or Arrangements. The Purchaser is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting the Purchaser’s right to sell the Securities in compliance with applicable federal and state securities laws).

(c) Purchaser Status. At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d) Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) Access to Information. The Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.2 Stockholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that the Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchaser.

4.3 Certain Transactions and Confidentiality. The Purchaser covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced by the Company. The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, the Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents. Notwithstanding the foregoing and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) the Purchaser does not make any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced by the Company, and (ii) the Purchaser shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced by the Company.

4.4 Required Holder Status. For as long as the Purchaser holds any shares of Preferred Stock, the Company agrees and acknowledges that the Purchaser shall be deemed to be a “Required Holder” as such term is defined by Section 4 of the Certificate of Designation, and shall be entitled to all of the accompanying rights thereunder.

4.5 Use of Proceeds. Except in connection with the redemption of the Preferred Stock pursuant to the Certificate of Designation, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and unless consented to by the Purchaser, shall not use such proceeds: (a) for the redemption of any Common Stock or Common Stock Equivalents, (b) for the settlement of any outstanding litigation, (c) in violation of FCPA or OFAC regulations, or for (d) for the repayment of debt for borrower money to any officer or director, or merger transaction related bonuses to any employee or vendor except for such non-merger transaction related bonuses as may be payable to participants pursuant to the Company’s existing employee bonus plan; provided, however, the Company shall not be required to segregate the net proceeds from the sale of the Securities hereunder, and such proceeds shall be comingled with other Company funds.

ARTICLE V.
MISCELLANEOUS

5.1 Termination. This Agreement may be terminated by the Purchaser by written notice to the Company, if the Closing has not been consummated on or before the fifth (5th) Trading Day following the date hereof; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).

5.2 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser, or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any amendment effected in accordance with this Section 5.5 shall be binding upon the Purchaser and the Company.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger). The Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchaser.”

5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

5.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.14 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.15 Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchaser pursuant to any Transaction Document or the Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.16 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.17 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.18 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Inpixon			Address for Notice:
2479 E. Bayshore Rd., Suite 195
By:	/s/ Wendy Loundermon		Palo Alto, CA 94303
	Name:	Wendy Loundermon	E-Mail: [REDACTED]
	Title:	Chief Financial Officer

With a copy to (which shall not constitute notice):

Kevin Friedmann
Norton Rose Fulbright US LLP
1045 W Fulton Market, Suite 1200
Chicago, Illinois 60607
kevin.friedmann@nortonrosefulbright.com

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned has caused this Securities Purchase Agreement to be duly executed as of the date first indicated above.

Signature of Purchaser:	/s/ Nadir Ali

Name of Purchaser: 3AM Investments LLC (previously named 3AM LLC)

Email Address of Authorized Signatory: [REDACTED]

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount:	$1,500,000
Shares of Preferred Stock:	1,500

☒ Notwithstanding anything contained in this Agreement to the contrary, by checking this box (i) the obligations of the above-signed to purchase the securities set forth in this Agreement to be purchased from the Company by the above-signed, and the obligations of the Company to sell such securities to the above-signed, shall be unconditional and all conditions to Closing shall be disregarded, (ii) the Closing shall occur on the second (2nd) Trading Day following the date of this Agreement and (iii) any condition to Closing contemplated by this Agreement (but prior to being disregarded by clause (i) above) that required delivery by the Company or the above-signed of any agreement, instrument, certificate or the like or purchase price (as applicable) shall no longer be a condition and shall instead be an unconditional obligation of the Company or the above-signed (as applicable) to deliver such agreement, instrument, certificate or the like or purchase price (as applicable) to such other party on the Closing Date.

Exhibit A

Certificate of Designation

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES 9 PREFERRED STOCK

of

Inpixon

a Nevada corporation

Pursuant to Section 78.1955 of the Nevada Revised Statutes

The undersigned, Nadir Ali, hereby certifies that:

1.	He is the duly elected Chief Executive Officer of Inpixon a Nevada corporation (“Corporation”).

2.	A resolution was adopted and approved by the Board of Directors of the Corporation by unanimous written consent on March 11, 2024 authorizing and approving the Certificate of Designations of Preferences and Rights of Series 9 Preferred Stock of the Corporation set forth below.

3.	No shares of Series 9 Preferred Stock have been issued as of the date hereof.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

Inpixon

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

Dated: March 11, 2024

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES 9 PREFERRED STOCK

of

Inpixon

a Nevada corporation

The undersigned Chief Executive Officer of Inpixon (“Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation’s Articles of Incorporation (“Articles”) and pursuant to Section 78.1955 of the Nevada Revised Statutes (“NRS”), and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized preferred stock designated as the Series 9 Preferred Stock as follows:

FIRST: The Articles, as amended, authorize the issuance by the Corporation of 500,000,000 shares of common stock, par value of $0.001 per share (“Common Stock”) and 5,000,000 shares of preferred stock, par value of $0.001 per share (“Preferred Stock”), and further, authorize the Board of Directors (“Board”) of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and to designate the rights, preferences and limitations of each series.

SECOND: By unanimous written consent of the Board dated March 11, 2024, the Board designated twenty thousand (20,000) shares of the Preferred Stock as Series 9 Preferred Stock, par value $0.001 per share, pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series 9 Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES 9 PREFERRED STOCK

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have meanings set forth in Section 14 below.

Section 2. Powers and Rights of Series 9 Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series 9 Preferred Stock, par value $0.001 per share, of the Corporation (the “Series 9 Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series 9 Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series 9 Stock (this “Certificate of Designations”). For purposes hereof, a holder of a share or shares of Series 9 Stock, with respect to their rights as related to the Series 9 Stock, shall be referred to as a “Series 9 Holder.”

Section 3. Number and Stated Value. The number of authorized shares of the Series 9 Stock is twenty thousand (20,000) shares. Each share of Series 9 Stock shall have a stated value of $1,050.00 (the “Stated Value”).

Section 4. Ranking. Except to the extent that the holders of at least a majority of the outstanding Series 9 Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below), all shares of capital stock of the Corporation shall be junior in rank to all Series 9 Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Corporation shall be qualified by the rights, powers, preferences and privileges of the Series 9 Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other class or series of shares of capital stock that is (i) of senior rank to the Series 9 Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Senior Preferred Stock”), or (ii) of pari passu rank to the Series 9 Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the “Parity Stock”). In the event of the merger or consolidation of the Corporation with or into another corporation wherein the Corporation is the surviving entity, the shares of Series 9 Stock shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall provide for a result inconsistent therewith, subject to the other terms and conditions herein.

Section 5. Preferred Return.

(a)	Each share of Series 9 Stock shall accrue a rate of return on the Stated Value at the rate of 10% per year, compounded annually to the extent not paid as set forth herein, and to be determined pro rata for any factional year periods (the “Preferred Return”). The Preferred Return shall accrue on each share of Series 9 Stock from the date of its issuance, and shall be payable or otherwise settled as set forth herein.

(b)	The Preferred Return shall be payable on a quarterly basis, within five Business Days following the end of each calendar quarter, either in cash or via the issuance to the applicable Series 9 Holder of an additional number of shares of Series 9 Stock equal to (i) the Preferred Return then accrued and unpaid, divided by (ii) the Stated Value, with the election as to payment in cash or via the issuance of additional shares of Series 9 Stock to be determined in the discretion of the Corporation.

(c)	In the event that the Corporation elects to pay any Preferred Return via the issuance of shares of Series 9 Stock, no fractional shares of Series 9 Stock shall be issued, and the Corporation shall pay in cash the Preferred Return that would otherwise be payable via the issuance of a fractional share of Series 9 Stock.

Section 6. Series 9 Dividend.

(a)	Commencing on the one-year anniversary of the issuance date of each share of Series 9 Stock, each such share of Series 9 Stock shall accrue an automatic quarterly dividend, based on three quarters of 91 days each and the last quarter of 92 days (or 93 days for leap years), which shall be calculated on the Stated Value of such share of Series 9 Stock, and which shall be payable in additional shares of Series 9 Stock, based on the Stated Value, or in cash as set forth herein (each, as applicable, the “Quarterly Dividend”). For the period from the one-year anniversary of the issuance date of a share of Series 9 Stock to the two-year anniversary of the issuance date of a share of Series 9 Stock, the Quarterly Dividend shall be 2% per quarter, and for all periods following the two-year anniversary of the issuance date of a share of Series 9 Stock, the Quarterly Dividend shall be 3% per quarter.

(b)	The Quarterly Dividend shall be aggregated for each Series 9 Holder, and shall be paid to each Series 9 Holder, within five Business Day following the end of each applicable Quarter, via the issuance to such Series 9 Holder of the whole number of shares of Series 9 Stock payable with respect to such Quarterly Dividend, and payment in cash for any fractional shares of Series 9 Stock that would be issuable with respect to such applicable Quarterly Dividend.

(c)	By way of example and not limitation, in the event that a Series 9 Holder acquired 500 shares of Series 9 Stock and continued to hold all such shares of Series 9 Stock at the applicable time, the first Quarterly Dividend would be due and payable to such Series 9 Holder by the fifth Business Day following the one-year and 91 day anniversary of the date of issuance of such shares of Series 9 Stock to such Series 9 Holder, and would be an amount equal to $10,500 (500 x $1,050 x 2%), and would be paid via the issuance to such Series 9 Holder of 10 shares of Series 9 Stock (having a total value, based on the Stated Value, of $10,500).

Section 7. Fundamental Transaction. If, at any time while any share of Series 9 Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person other than any subsidiary or any Affiliate of the Corporation, whereby the stockholders of the Corporation immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), the Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders (without unreasonable delay) prior to such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, the Successor Entity shall file a new certificate of designation with the same terms and conditions and issue to the Series 9 Holders new preferred stock consistent with the foregoing provisions and evidencing the Series 9 Holders’ rights under this Certificate of Designation.

Section 8. No Conversions. The Series 9 Stock shall not be convertible into shares of Common Stock or into any other class or series of stock of the Corporation.

Section 9. Corporation Optional Redemption.

(a)	Subject to the terms and conditions herein, at any time the Corporation may elect, in the sole discretion of the Board, to redeem all or any portion of the Series 9 Stock then issued and outstanding from all of the Series 9 Holders (a “Corporation Optional Redemption”) by paying to the applicable Series 9 Holders an amount in cash equal to the Series 9 Preferred Liquidation Amount then applicable to such shares of Series 9 Stock being redeemed in the Corporation Optional Conversion (the “Redemption Price”).

(b)	The Corporation shall provide written notice of any Corporation Optional Redemption to the Series 9 Holder(s) within 5 Business Days following the determination of the Board to consummate the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed within five days following the delivery of such written notice, and at such time the Corporation shall deliver to the Series 9 Holder(s) the Redemption Price in valid funds. Each Series 9 Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption.

Section 10. Dividends and Distributions. The Series 9 Stock shall not participate in any dividends, distributions or payments to the holders of the Common Stock.

Section 11. Vote; Amendment.

(a)	Other than as set forth in Section 11(b), the Series 9 Stock shall not have any voting rights and shall not vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote.

(b)	The Corporation may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent of Series 9 Holders holding a majority of the Series 9 Stock then issued and outstanding, in which vote each share of Series 9 Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series 9 Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 12. Covenants. Until such time as no shares of Series 9 Stock remain outstanding (or such earlier time as may be set forth herein), the Corporation, and as applicable, its Subsidiaries, will at all times comply with the following covenants, unless otherwise consented to in writing by the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion:

(a)	The Corporation will timely file on the applicable deadline or within the applicable extension period provided by Rule 12b-25 under the Exchange Act all reports required to be filed with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act, and will take all reasonable action under its control to ensure that adequate current public information with respect to the Corporation, as required in accordance with Rule 144 of the Securities Act, is publicly available, and will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

(b)	The Corporation will not have the right to repay any outstanding indebtedness owed to any Series 9 Holder or its Affiliates.

(c)	The Corporation will not increase the authorized shares of Common Stock or Preferred Stock without the prior written consent of the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(d)	Other than any issuances to Series 9 Holders and their Affiliates, the Corporation will not issue or sell any Equity Securities (as defined below) which result in net proceeds to the Corporation in excess of an aggregate of $10,000,000 without the Required Holders’ prior written consent, which consent may be granted or withheld in Required Holders’ sole and absolute discretion; provided, however, that this consent requirement shall not apply to any registration and issuance of ATM shares as governed under Section 12(k) below. For the avoidance of doubt, the sales of Equity Securities are subject to all other conditions and covenants in this Certificate.

(e)	The Corporation will not make any Restricted Issuance without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(f)	The Corporation shall not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits the Corporation from issuing Common Stock, Preferred Stock, warrants, convertible notes, other debt securities, or any other of the Corporation’s securities to any Series 9 Holder or any Affiliate of any Series 9 Holder, except as may be required in connection with “standstill” provisions arising from a subsequent financing, provided, however, such “standstill restriction” shall not exceed more than forty-five (45) days without the Required Holders’ prior written consent which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(g)	The Corporation will not pledge or grant a security interest in any of its assets without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(h)	The Corporation will not, and will not enter into any agreement or commitment to, dispose of any assets or operations that are material to the Corporation’s operations without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion; provided, however, that this consent requirement shall not apply to any transaction for the purpose of effecting the Solutions Divestiture as defined in that certain Agreement and Plan of Merger, dated as of July 24, 2023, among the Corporation, Superfly Merger Sub, Inc. and XTI Aircraft Corporation, as may be amended from time to time (the “XTI Merger Agreement”).

(i)	Except in connection with maintaining compliance with Nasdaq initial listing or continued listing requirements, the Corporation will not, and will not enter into any agreement or commitment to, undertake or complete any reverse split of the Common Stock or any class of Preferred Stock without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(j)	The Corporation will not, and will not enter into any agreement or commitment to, create, authorize, or issue any class of Preferred Stock (including additional issuances of Series 9 Stock) without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

(k)	The Corporation will not, and will not enter into any agreement or commitment to, increase the number of shares of Common Stock registered for sale pursuant to the form 424B Filed Pursuant to Rule 424(b)(5) with respect to Registration No. 333-256827 (the “ATM”) or issue or sell any shares of Common Stock in excess of the number of shares of Common Stock available for issuance pursuant to the ATM as of the Effective Date, in each case without the Required Holders’ prior written consent, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion; provided, however, that this consent requirement shall not apply to the initial increase of the registered amount under the ATM which shall not exceed $10,000,000 following the completion of the merger transaction under the XTI Merger Agreement.

(l)	The Corporation will not consummate any Fundamental Transaction without the prior written consent of the Required Holders, which consent may be granted or withheld in the Required Holders’ sole and absolute discretion.

The covenants set forth in Sections 13(c) – (h), (j) and (l) will also apply to all Subsidiaries.

Section 13. Covenant Default.

(a)	Event of Default. The Required Holders may elect to declare an “Event of Default” if any of the following conditions or events shall occur and be continuing:

(i)	The Corporation or any Subsidiary fails to fully comply with any covenant, obligation or agreement of the Corporation or Subsidiary in this Certificate of Designations (other than payment or issuance defaults which are addressed in subparagraph (ii) below), and such failure, if known to the Required Holders and reasonably possible of cure, is not cured within five (5) Business Days following notice to cure from the Required Holders;

(ii)	The Corporation fails to pay any amount due and payable to the Series 9 Holders pursuant to and as required by this Certificate of Designations, or fails to issue any additional shares of Series 9 Stock or Common Stock to the Series 9 Holders pursuant to and as required by this Certificate of Designations, and such failure, if known to the Series 9 Holders and reasonably possible of cure, is not cured within five (5) Business Days following notice to cure from the Required Holders; or

(iii)	The Corporation shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (2) make a general assignment for the benefit of the Corporation’s creditors; or (3) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute.

(b)	Consequences of Events of Default. If an Event of Default has occurred (i) the Required Holders may, by notice to the Corporation, force the Corporation to redeem all of the issued and outstanding shares of Series 9 Stock then held by the Series 9 Holders for a price equal to (1) the Stated Value (as defined in this Certificate of Designations) of all such shares of Series 9 Stock; plus (2) any accrued and unpaid Preferred Return (as defined in this Certificate of Designations) with respect to all such shares of Series 9 Stock, with such Preferred Return to be paid in cash and not via the issuance of additional shares of Series 9 Stock; plus (3) any accrued and unpaid Quarterly Dividend (as defined in this Certificate of Designations) with respect to all such shares of Series 9 Stock, provided that such Quarterly Dividend shall be paid in cash in an amount equal to the number of shares of Series 9 Stock otherwise issuable for the Quarterly Dividend multiplied by the Stated Value; plus (4) any and all other amounts due and payable to the Series 9 Holders pursuant to this Certificate of Designations; and (ii) the Series 9 Holders shall have the right to pursue any other remedies that the Required Holders may have under applicable law and/or in equity.

(c)	Specific Performance. The Corporation acknowledges and agrees that any Series 9 Holder may suffer irreparable harm in the event that the Corporation or any Subsidiary fails to perform any material provision of this Certificate of Designations in accordance with its specific terms. It is accordingly agreed that any Series 9 Holder shall be entitled to one or more injunctions to prevent or cure breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any Series 9 Holder may be entitled under the Certificate of Designations, at law or in equity. The Corporation specifically agrees that: (a) following an Event of Default under this Certificate of Designations, any Series 9 Holder shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting the Corporation and any of its Subsidiaries from issuing any of its Common Stock or Preferred Stock to any party unless the Series 9 Stock are being paid in full simultaneously with such issuance; and (b) following a breach of Section 12(d) above, any Series 9 Holder shall have the right to seek and receive injunctive relief from a court or arbitrator invalidating such lock-up. The Corporation specifically acknowledges that any Series 9 Holder’s right to obtain specific performance constitutes bargained for leverage and that the loss of such leverage would result in irreparable harm to any Series 9 Holder. For the avoidance of doubt, in the event any Series 9 Holder seeks to obtain an injunction from a court or an arbitrator against the Corporation or specific performance of any provision of this Certificate of Designations, such action shall not be a waiver of any right of any Series 9 Holder under this Certificate of Designations, at law, or in equity, including without limitation its rights to arbitrate any claim pursuant to the terms of this Certificate of Designations, nor shall any Series 9 Holder’s pursuit of an injunction prevent any Series 9 Holder, under the doctrines of claim preclusion, issues preclusion, res judicata or other similar legal doctrines, from pursuing other claims in the future in a separate arbitration

(d)	Expenses. In the event that any Series 9 Holder incurs reasonable expenses in the enforcement of its rights hereunder, including but not limited to reasonable attorneys’ fees, then the Corporation shall immediately reimburse such Series 9 Holder the reasonable costs thereof.

Section 14. Definitions. In addition to the terms defined elsewhere in this Certificate of Designations, the following terms, as used herein, have the following meanings:

(a)	“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, the specified Person.

(b)	“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

(c)	“Control” means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by contractor otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

(d)	“Equity Securities” means Common Stock of the Corporation, and any option, warrant, or right to subscribe for, acquire or purchase Common Stock.

(e)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

(f)	“Issuance Date” means the date that the applicable shares of Series 9 Stock are issued to a Series 9 Holder.

(g)	“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(h)	“Restricted Issuance” means (i) the issuance, incurrence or guaranty of any debt (but excluding any intercompany debt), or (ii) the issuance of any debt or equity securities of the Corporation in any Variable Rate Transaction.

(i)	“SEC” means the United States Securities and Exchange Commission.

(j)	“Series 9 Preferred Liquidation Amount” mean an amount per share of Series 9 Stock equal to the Stated Value at such time plus any accrued but unpaid Preferred Return plus any accrued and unpaid Quarterly Dividend.

(k)	“Subsidiaries” means any wholly- or partially-owned subsidiaries of the Corporation that exist now or may be created in the future, provided, however, the subsidiaries that will be spun off as part of the Solutions Divestiture will not be considered Subsidiaries.

(l)	“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

(m)	“Variable Rate Transaction” means a transaction in which (i) the Corporation issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either at a conversion price, exercise price or exchange rate or other price that varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (ii) the Corporation issues or sells any warrant that has any provisions that will increase the number of shares of Common Stock exercisable under such warrant other than an adjustment in connection with a stock split. For the avoidance of doubt, the issuance by the Corporation of shares of Common Stock in an At-the-Market Offering shall not be deemed a Variable Rate Transaction, subject to the provisions of Section 12(k) above (for purposes of this definition “At-the-Market Offering” means an offering by the Corporation of newly issued shares of Common Stock, which is incrementally sold into a trading market through a broker-dealer at the market price).

Section 15. Miscellaneous.

(a)	Legend. Any certificates or book entry representing the Series 9 Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b)	Uncertificated Shares Lost or Mutilated Series 9 Stock Certificate. The Series 9 Stock shall be issued to each Series 9 Holder in uncertificated (book entry) form by the stock transfer agent of the Corporation unless a Series 9 Holder requests such Series 9 Stock be issued to such Series 9 Holder in certificated form. If any certificate for the Series 9 Stock held by the Series 9 Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series 9 Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)	Interpretation. If the Corporation or any Series 9 Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other reasonable costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d)	Waiver. Any waiver by the Corporation or the Series 9 Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series 9 Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e)	Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(f)	Status of Redeemed Preferred Stock. If any shares of Series 9 Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series 9 Convertible Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, Inpixon, a Nevada corporation, has caused this Certificate of Designations to be signed by a duly authorized officer on this 12th day of March, 2024.

Inpixon

/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer